EXHIBIT 11.1



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                                  EXHIBIT 11.1

                          PRE-PAID LEGAL SERVICES, INC.
                 Statement re Computation of Per Share Earnings
                       (In 000's except per share amounts)

                                                                                               Year Ended December 31,
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                                                                                      1995          1994          1993
PRIMARY EARNINGS PER SHARE:

Computation for Statement of Income
Earnings:
Income applicable to common shares (a) ..........................................     $ 7,187       $ 3,250       $    93
Add: Interest on assumed debt reduction, net of tax (b) .........................          --            --            --
Net income, as adjusted .........................................................     $ 7,187       $ 3,250       $    93

Shares:
Weighted average shares outstanding, (net of 747 shares of treasury stock)
 disregarding exercise of options or conversion of preferred stock ..............      18,947        11,603        10,663
Assumed dilutive conversion of preferred stock ..................................         181           214           238
assumed exercise of options and warrants based on the modified treasury
stock method using average market price .........................................       1,634           643         1,506
Weighted average number of shares, as adjusted ..................................      20,762        12,460        12,407

Earnings per share (a) ..........................................................     $   .35       $   .26       $   .01

FULLY DILUTED EARNINGS PER SHARE:

Computation for Statement of Income
Earnings:
Income applicable to common shares (a) ..........................................     $ 7,187       $ 3,250       $    93
Add:    Interest on assumed debt reduction, net of tax (b).......................          --            --            --
        Dividends on assumed conversion of preferred stock ......................         110           450            --
        Interest on assumed conversion of subordinated debentures, net of tax (b)          --            47            --
Net income, as adjusted .........................................................     $ 7,297       $ 3,747       $    93
Shares:
Weighted average shares outstanding, (net of 747 shares of treasury stock)
 disregarding exercise of options or conversion of preferred stock or
 subordinated debentures ........................................................      18,947        11,603        10,663
Assumed dilutive conversion of preferred stock ..................................         827         2,802           238
Assumed dilutive conversion of subordinated debentures ..........................          --           460            --
Assumed exercise of options and warrants based on the modified treasury stock
 method using closing market price if higher than average market price ..........       2,004           907         1,742
Weighted average number of shares, as adjusted ..................................      21,778        15,772        12,643
Earnings per share (a) ..........................................................     $   .34       $   .24       $   .01

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(a)  These amounts agree with the related amounts in the statements of income.
(b) Adjustments to income have been shown net of tax effects calculated at the Company's effective tax rate.
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